As filed with the Securities and Exchange Commission on December 15, 2005


                                                     Registration No. 333-122820
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                 --------------


                                Amendment No. 10
                                       To
                                    FORM SB-2


                                 --------------

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                       AMERICAN CARESOURCE HOLDINGS, INC.
                 ----------------------------------------------
                 (Name of Small Business Issuer in Its Charter)

            Delaware                            8090                          20-0428568
            --------                            ----                          ----------
(State or other jurisdiction of     (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)      Classification Code Number)        Identification Number)

                     8080 Tri-Star Drive Irving, Texas 75063
                                 (972) 871-7912

                              Wayne A. Schellhammer
                      President and Chief Executive Officer
                       American Caresource Holdings, Inc.
                     8080 Tri-Star Drive Irving, Texas 75063
                                 (972) 871-7912
         (Address and Telephone Number of Principal Executive Offices)

                          Copies of Communications to:
                             Jeffrey A. Baumel, Esq.
                             McCarter & English, LLP
                               Four Gateway Center
                               100 Mulberry Street
                            Newark, New Jersey 07102
                                 (973) 622-4444
           (Name, Address and Telephone Number of Agent for Service)

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this
                             Registration Statement.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|



The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

      Our Certificate of Incorporation eliminates the personal liability to the Company or its stockholders for any breach o fiduciary duty by a director to the fullest extent permitted by Delaware law, except that personal liability shall not be eliminated or limit the liability of a director (i) for breach of the director's duty of loyalty to the Company or its stockholders (ii) for any act or omission by the director which is not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) any transaction from which the director derived an improper personal benefit. In addition, our Certificate of Incorporation includes provisions to indemnify any officer, director, employee or agent from and against any and all expenses and liabilities that may be imposed upon or incurred by him in connection with, or as a result of, any proceeding in which he may become involved as a party or other wise, by reason of the fact that he is or was a director, officer employee or agent of the Company, to the extent permitted by Delaware law as they may be amended from time to time.

Item 25. Other Expenses of Issuance and Distribution

      Expenses payable in connection with the issuance and distribution of the securities being registered (estimated except in the case of the registration fee) are as follows:

                                                                         Amount

Registration Fee                                                        $    530
Legal Fees and Expenses                                                 $ 50,000
Accounting Fees and Expenses                                            $ 25,000
Consulting Fees                                                         $ 15,000
Miscellaneous                                                           $  9,470
                                                                        --------
                                                                TOTAL   $100,000

Item 26. Recent Sales of Unregistered Securities

      As of October 31, 2005, ACS is obligated to issue warrants to purchase a total of 1,737,550 shares of ACS common stock as compensation for certain debt guarantees by Mr. Pappajohn and Dr. Schaffer. As compensation for Mr. Pappajohn's and Dr. Schaffer's initial guarantees, on January 26, 2005, ACS issued to Mr. Pappajohn warrants to purchase 822,368 shares of common stock and issued to Derace Schaffer warrants to purchase 274,123 shares of common stock. These warrants have an exercise price of $0.40 equal to the per share fair market value of ACS common stock established by the ACS Board of Directors based upon an independent appraisal. ACS issued the warrants in reliance upon the exemption from registration provided under Section 4(2) of the Securities Act. In connection with subsequent guarantees on August 9, 2005, ACS issued to Mr. Pappajohn additional warrants to purchase 432,715 shares of common stock and issued to Dr. Schaffer additional warrants to purchase 144,238 shares of common stock. These warrants have an exercise price of $0.49 based on current fair value as of the date of the guarantees. In addition, ACS issued warrants to purchase 64,106 shares as compensation to Matthew Kinley, who also guaranteed the increased credit line. ACS issued the warrants in reliance upon the exemption from registration provided under Section 4(2) of the Securities.

      In October, 2005, Patient Infosystems sold 3,411,512 shares of its common stock from which it received gross proceeds of approximately $12,000,000. Patient Infosystems relied upon the exemption from registration provided under
Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. In connection with this transaction, the placement agent received commissions of approximately $1,080,000 and warrants to purchase up to 307,036 shares of Patient Infosystem's common stock. The private offering was only made available to "accredited investors" as defined in Rule 501 of Regulation D and the required number of manually executed originals and true copies of Form D were duly and timely filed with the Securities and Exchange Commission. Additionally, in connection with this transaction Patient Infosystems granted investors certain registration rights pursuant to a registration rights agreement. The purchasers of the shares of common stock of Patient Infosystems will be entitled to receive shares of common stock of ACS as a result of the dividend declared and paid in connection with the distribution to which this Registration Statement relates. However, the shares issued to such investors will be restricted securities and will be issued to such investors pursuant to exemptions from registration under Regulation D of the Securities Act or in the alternative will not constitute a sale pursuant to Section 2(3) of the Securities Act. The issuance of additional shares of Patient Infosystems, pursuant to this private offering, may be extremely dilutive to ACS shareholders.

      On October 31, 2005, Patient Infosystems issued 547,244 shares of common stock valued at $3.44 per share and paid $17,351 in cash to the holder of Patient Infosystems preferred stock in lieu of accrued dividends which it was obligated to pay upon conversion of such preferred stock into common stock as required under the terms of the merger agreement by and between Patient Infosystems and CareGuide. The distribution of such common stock was only made available to "accredited investors" as defined in Rule 501 of Regulation D. The holders of these shares will also be entitled to receive shares of ACS common stock as a result of the dividend which shares will also be restricted.

Item 27. Exhibits

Exhibit #      Description of Exhibits

3.1(2)         Certificate of Incorporation

3.2(2)         By-Laws

3.3(4)         Amendment to the Certificate of Incorporation, dated May 25, 2005

3.4(4)         Amendment to the Certificate of Incorporation, dated June 2, 2005

3.5(7)         Amendment to the Certificate of Incorporation, dated November 14,
               2005

4.1(2)         2005 Stock Option Plan.

4.2(3)         Specimen Stock Certificate.

5.1(3)         Opinion of McCarter & English, LLP.

10.01(3) Employment Agreement, dated October 11, 2004 between the Registrant and Wayne A. Schellhammer.

10.02(3) Employment Agreement, dated May 1, 2005, between the Registrant and David Boone.

10.03(2) Commercial Lease, dated July 1, 1998, between Today Tristar, L.P. and American CareSource Corporation, as amended.

10.04(2) Lease, dated July 1, 2002, between Madison Square Park, LLC and American CareSource Corporation.

10.05(2) Credit Agreement, dated December 1, 2004, between Well Fargo Bank, National Association and American Caresource Holdings, Inc.

10.06(2) Security Agreement, dated December 1, 2004, between Well Fargo Bank, National Association and American Caresource Holdings, Inc.

10.07(2) First Addendum to Credit Agreement dated February 2, 2005 between Well Fargo Bank, National Association and American Caresource Holdings, Inc.

10.08(3) Guaranty, dated February 2, 2005, by and among Wells Fargo Bank, National Association, American Caresource Holdings, Inc. and Derace L. Schaffer.

10.09(3) Guaranty, dated February 2, 2005, by and among Wells Fargo Bank, National Association, American Caresource Holdings, Inc. and John Pappajohn.

10.10(3) Stock Purchase Warrant, dated January 27, 2005, by and among American Caresource Holdings, Inc. and Derace L. Schaffer.


10.11(8) Corrected Stock Purchase Warrant, dated January 27, 2005, by and among American Caresource Holdings, Inc. and John Pappajohn.


10.12(3) Transitional Services Agreement, by and between Patient Infosytems, Inc. and American Caresource Holdings, Inc.

10.13(6) Second Addendum to Credit Agreement dated August 9, 2005 between Wells Fargo Bank, National Association and American Caresource Holdings, Inc.

10.14(5) Consent to Second Addendum to Credit Agreement, Ratification of Guaranty and Waiver of Claims, dated August 9, 2005 from John Pappajohn.

10.15(5) Consent to Second Addendum to Credit Agreement, Ratification of Guaranty and Waiver of Claims, dated August 9, 2005 from Derace
               L. Schaffer.

10.16(5) Consent to Second Addendum to Credit Agreement, Ratification of Guaranty and Waiver of Claims, dated August 9, 2005 from Matthew
               P. Kinley.

10.17(5) Guaranty, dated August 9, 2005, by and among Wells Fargo Bank, National Association, American Caresource Holdings, Inc. and John Pappajohn.

10.18(5) Guaranty, dated August 9, 2005, by and among Wells Fargo Bank, National Association, American Caresource Holdings, Inc. and Derace L. Schaffer.

10.19(5) Guaranty, dated August 9, 2005, by and among Wells Fargo Bank, National Association, American Caresource Holdings, Inc. and Matthew P. Kinley.

10.20(5) Guarantors' Letter, dated August 9, 2005 by and among Wells Fargo Bank, National Association, John Pappajohn, Derace L. Schaffer and Matthew P. Kinley.

10.21(5) Creditor Agreement, dated August 26, 2005 among American Caresource Holdings, Inc., John Pappajohn, Derace L. Schaffer and Matthew P. Kinley.

10.22(5) Stock Purchase Warrant, dated August 15, 2005, by and among American Caresource Holdings, Inc. and John Pappajohn.

10.23(5) Stock Purchase Warrant, dated August 15, 2005, by and among American Caresource Holdings, Inc. and Derace L. Schaffer.

10.24(5) Stock Purchase Warrant, dated August 15, 2005, by and among American Caresource Holdings, Inc. and Matthew P. Kinley.

23.1(3)        Consent of McCarter & English, LLP (included in Exhibit 5.1)


23.2(8)        Consent of McGladrey & Pullen LLP


24.1           Power of Attorney (included on signature page)

----------

      (1) Previously filed with the Securities and Exchange Commission as an Exhibit to the Form SB-2 filed on February 14, 2005 and incorporated herein by reference.

      (2) Previously filed with the Securities and Exchange Commission as an Exhibit to Amendment No. 1 to the Form SB-2 filed May 13, 2005 and incorporated herein by reference.

      (3) Previously filed with the Securities and Exchange Commission as an Exhibit to Amendment No. 2 to the Form SB-2 filed June 15, 2005 and incorporated herein by reference.

      (4) Previously filed with the Securities and Exchange Commission as an Exhibit to Amendment No. 5 to the Form SB-2 filed August 12, 2005 and incorporated herein by reference.

      (5) Previously filed with the Securities and Exchange Commission as an Exhibit to Amendment No. 6 to the Form SB-2 filed September 14, 2005 and incorporated herein by reference.

      (6) Previously filed with the Securities and Exchange Commission as an Exhibit to Amendment No. 7 to the Form SB-2 filed September 30, 2005 and incorporated herein by reference.

      (7) Previously filed with the Securities and Exchange Commission as an Exhibit to Amendment No. 8 to the Form SB-2 filed November 18, 2005 and incorporated herein by reference.


      (8) Previously filed with the Securities and Exchange Commission as an Exhibit to Amendment No. 9 to the Form SB-2 filed December 5, 2005.

Item 28. Undertakings

            The undersigned registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and


      (iii) Include any additional or changed material information on the plan of distribution.


      (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) To file a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.


      (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to purchaser:

      (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

      (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

      (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

      (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.


            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

            In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


      That for the purpose of determining liability under the Securities Act to any purchaser:

      Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Irving, State of Texas, on December 15, 2005.


                                        AMERICAN CARESOURCE HOLDINGS, INC.


                                        By: /s/ David S. Boone
                                            ------------------------------------
                                            Name:  David S. Boone
                                            Title: Chief Financial Officer

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each of the undersigned constitutes and appoints Wayne A. Schellhammer and David Boone and each of them above, as attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement for this offering that is to be effective upon the filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


Signature                               Title                                          Date

/s/ Wayne Schellhammer                  Chief Executive Officer, Chairman and          December 15, 2005
------------------------------------    Director (principal executive officer)
Wayne Schellhammer


*                                       Director                                       December 15, 2005
------------------------------------
Derace Schaffer


/s/ David Boone                         Chief Financial Officer                        December 15, 2005
------------------------------------    (principal financial and accounting officer)
David Boone


*                                       Controller                                     December 15, 2005
------------------------------------
Steven M. Phillips


*                                       Director                                       December 15, 2005
------------------------------------
Kenneth George


*                                       Director                                       December 15, 2005
------------------------------------
John Pappajohn


*                                       Director                                       December 15, 2005
------------------------------------
John W. Colloton


*/s/ David S. Boone
------------------------------------
David S. Boone, attorney-in-fact